Stevia First Corp. Appoints Biotech Veteran to Board of Directors

SACRAMENTO, CA – (MARKETWIRE – Marketwire 19, 2012) – Stevia First Corp. (OTCBB: STVF) (“Stevia First.” or the “Company”), an early stage agribusiness based in California’s Central valley growing region and focused on the industrial-scale production of stevia, the all-natural zero-calorie sweetener that is rapidly transforming the food and beverage industry, is pleased to announce the appointment of Dr. Anthony E. Maida, III, Ph.D., MA, MBA, to the Board of Directors.

Dr. Maida has strong practical experience in agriculture through management of all aspects of a family farm business and contract work for Del Monte, Sunsweet, and FMC Corporation.  This includes work related to row crops for irrigation, pest control, cultivation, harvest, technology utilization, equipment operation, experimental seed testing, and set-up of fully-integrated agricultural systems.

He was recently VP of Clinical Research and General Manager, Oncology, world-wide, for a leading international contract research organization. Dr. Maida is currently a Director of OncoSec Medical and past Chairman, Founder and Director of BioConsul Drug Development Corporation and the Principal of Anthony Maida Consulting International, servicing pharmaceutical firms, venture capital, hedge funds and Wall Street, in the clinical development of biotechnology products and product/company acquisitions.

Dr. Maida’s expertise includes the execution and oversight of finance, operations, research, clinical and scientific development, regulatory and manufacturing for the development of various therapeutic initiatives. Over the past 25 years Dr. Maida has served in a number of executive roles including, Chairman, CEO, COO, CSO, CFO and business development. Over recent years Dr. Maida has raised or assisted in financings of approximately $200 million for emerging biotechnology companies.

Today, Dr. Maida serves as an advisor, consultant and technical analyst for multiple investment firms and life science companies. He sits on the board of directors of Spectrum Pharmaceuticals, Inc. and is a former board member of Sirion Therapeutics, Inc. and GlycoMetrix, Inc.

Dr. Maida holds a B.A. degree in Biology, a B.A. Degree in History, an MBA, an MA in toxicology and a Ph.D. in Immunology. He is a member of the American Society of Clinical Oncology (ASCO), the American Association for Cancer Research (AACR), the Society of Neuro-Oncology (SNO), and the International Society for Biological Therapy of Cancer (iSBTc), the American Association of Immunologists (AAI), and the American Chemical Society. Dr. Maida holds a number of patents and patent applications associated with various therapeutic modalities and approaches.

Company CEO Robert Brooke states, “We are very pleased to welcome Dr. Maida to our growing team. His broad experiences across the business and financial aspects of the biotechnology sector combined with his proven ability to identify and nurture innovation, provides us a depth of vision and clarity which will prove instrumental as we move the Company forward.”

Further details of the Company’s business, finances, appointments and agreements can be found as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission’s  (“SEC”) EDGAR database. For more information visit: www.steviafirst.com.

About Stevia First Corp. (OTCBB: STVF)

Stevia First Corp. is seeking to establish a vertically-integrated stevia enterprise in the U.S. with expertise in stevia seed and tissue propagation, plant breeding, and cultivation. Stevia First’s U.S. operations are located in the heart of California’s Central Valley, one of the world’s most productive agricultural regions. For more information visit: www.steviafirst.com.

About the Stevia Industry

The market for all-natural, zero-calorie stevia sweeteners is expanding rapidly. The World Health Organization (WHO) estimates stevia intake could eventually replace 20-30% of all dietary sweeteners. The total global sweetener market was estimated at $58.3 billion in 2010. For more information visit: www.steviafirst.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, projections of worldwide sales of stevia products, growth of stevia production and global markets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Investor Relations

Crescendo Communications, LLC

Email:

stvf@crescendo-ir.com

Tel:

+1- (212) 671-1020 Ext. 304

Web:

www.steviafirst.com

Source: Stevia First Corp.